We have the power to be smarter Investor Presentation May 15, 2014 OTCBB : CBDNF cbdenergy.com.au | westinghousesolar.com.au Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333 - 194780 May 15, 2014

Fo r wa r d L ookin g S ta t ements This p r esentation includes f o r wa r d looking sta t ement s . Such f o r wa r d looking sta t ements can be identified b y the wo r ds “ plan , ” “belie v e , ” “ e xpect , ” “ anticipa t e , ” “in t end , ” “ estima t e , ” “ p r oject , ” “ ma y , ” “ would , ” “ c ould , ” “ should , ” “ see ks , ” or “ scheduled t o, ” or o ther similar wo r d s , or the negati v e o f these t erms or o ther variations o f these t erms or c ompa r able languag e , or b y discussion o f st r a t egy or in t ention s . The f o r wa r d - looking sta t ements in this p r esentation include sta t ements r ega r ding CBD Ene r gy Limi t ed ( CB D ) or the C orpo r atio n ’ s plans f or 2014, the g r o w th o f the solar mar k et, various sta t ements r ega r ding ongoing p r ojects ( T a r alga Wind F arm, r esidential solar p r oject s , Slui c e F arm, Chatham Island s ) and the r elati v e c osts and p r ojec t ed benefits o f such p r oject s , as well as the C orpo r atio n ’ s p r o fitabili t y , ma r gin s , and p o t ential f or r e v enue g r o w th, among o the r s . Such f o r wa r d looking sta t ements a r e subject t o various risks, those set forth in the Corporation's preliminary prospectus included in the registration statement on Form F - 1 filed with the U.S. Securities and Exchange Commission ("SEC") on May 9 th , 2014 and i nv ol v e assum p tion s , estima t e s , and un c e r tainties that r eflect cur r ent in t ernal p r ojection s , e xpectations or belief s . The r e can be no assu r an c e that such sta t ements will p r ov e t o be a c cu r a t e , and ac t ual r esults and fu t u r e e v ents c ould dif f er ma t erially f r om those anticipa t ed in such sta t ement s . All f o r wa r d looking sta t ements c ontained in this p r esentation a r e qualified in their enti r e t y b y these cautiona r y sta t ements and the risk factors and other disclosures filed with the SEC. F u r thermo re , all such sta t ements a r e made as o f the da t e this p r esentation is gi v en and CBD assumes no obligation t o upda t e or r evise these sta t ement s , unless o the r wise r equi r ed b y la w . An i nv estment in CBD is speculati v e due t o the na t u r e o f the C orpo r atio n ’ s busines s and its finanical condition . The abili t y o f CBD t o car r y out its g r o w th initiati v es as described in this p r esentation is dependent on CBD o b taining additional capital. The r e is no assu r an c e that CBD will be able t o su cc essfully r aise the capital r equi r ed or t o c omple t e each o f the g r o w th initiati v es described. The r ecipient acknowledges that CBD is subject t o the r epo r ting r equi r ements o f the U .S . Securities and E x change C ommission (S E C ) and Aust r alian Securities I nv estment C ommission (ASI C ) . P lease r e f er t o the C ompa n y ’ s filings with the S E C f or fu r ther detail s . This p r esentation is n o t an o f f er t o bu y , nor is it soliciting o f f e r s t o bu y , a n y securities o f the C orpo r ation. 2

F ree Writing Prospectus Statement This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of t he information you need to consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this prese nta tion relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration stat ement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and the of fering. You may get these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov . The preliminary prospectus dated May 8, 2014 is available on the SEC Website at http://ww.sec.gov . Alternatively we, or any underwriter participating in the offering will arrange to send you the prospectus if you contact: 3 National Securities Corporation 410 Park Avenue, 14 th Floor New York, NY 10022 Attn: Jonathan Rich Executive Vice President, Head of Investment Banking Office: 212 - 380 - 2819 Fax: 212 - 380 - 2828 jrich@nationalsecuritiesib.com or Andrei C. Amaritei Senior Vice President, Investment Banking Office: 212 - 380 - 2858 Fax: 212 - 380 - 2828 aamaritei@nationalsecuritiesib.com or Northland Capital Markets 45 South 7 th Street Suite 2000 Minneapolis, MN 55402 Attn: Shawn D. Messner Head of Energy Investment Banking 612 - 851 - 4989 (direct) 612 - 395 - 5216 ( eFax ) smessner@northlandcapitalmarkets.com

Of f erin g Summa r y I t em Details Issuer CB D Ene r g y Limi t ed Of f ering Registered f ollow - o n o f f ering Securi t ies O r dina r y sha r e s Tic k e r Symbol OT CBB:CBDNF ( applie d f o r N asdaq C M listin g under th e tic k e r s ymbo l CBDE ) Us e o f Net P r o c eeds $4.0 million - GED A cquisition i n th e U S $1.5 million - Acquisition of a 48MW Australian w in d p r oject $1.8 million - Line of credit repayment Balance - W orkin g capital Unde r wri t er s Nationa l Securitie s C orpo r ation & Northland Capital Markets Target S ize $12 million plus 15% overallotment (100% primary) Auditors PricewaterhouseCoopers Legal Reed Smith 4

Dive r sifie d cas h fl o w s from sola r , win d & energy efficien c y • Clien t bas e : r esidential & c omme r cial • Geog r aphies : US A , U K & Aust r alia Seasoned & motiva t e d executive t ea m wit h demonst r a t e d track record of succes s Experience d i n project developmen t , t echnology optimi z ation , p r ojec t managemen t , ope r atio ns & main t enance • 17,000+ residential solar installations • Over 70 MW solar installed • Developed 107 MW wind farm CB D Ene r gy - Investmen t Highlights Exclusiv e w orld - wid e license for W estinghous e Sola r b r and, known for: – Heritage & longevity – Affordability & reliability – Well designed & innovative products Immediate Growth Initiatives: • United States – W estinghouse Sola r b r an d ed residential rollout – GED acquisition to add 7.7 MW installed commercial/utility capacity and backlog of 3.6MW • Australia – 48MW wind project with growth options • UK – 3 rd m ini - b on d t o enabl e acceleration of commercial p r oject ramp - up . 5

CBD Group Structure Solar Australia US UK Wind Australia Energy Efficiency 6

Hig h fixe d c osts ; unresponsive t o changin g demand C ommodi t y (fuel ) exposu r e Dependent on Inf r astruc t u r e (grid ) upg r ade s & c osts Transmission/distribution losses Bil l shock Pollutio n an d envi r onmenta l destruction Sola r an d Win d G ene r ation C omplement s t r aditiona l gene r ation Distribu t e d gene r ation can bypass grid and associated costs F r e e powe r sou r c e (su n an d wind) Pricing at r etai l v s wholesale Cost c ompetitiv e wit h t r aditiona l gene r ation Disruptiv e t echnology R ead y f o r ‘plu g an d play ’ s t o r ag e t echnologies 2 0 y ea r pri c e stabili t y (no bill shock) T r aditiona l Gene r ation 7 Market Challenge/Our Opportunity

Addressable Market O ppo r tunitie s Through 2017 Sou r ce s: Installed capaci t y Oppo r tuni t y through 2017 Industry research and public sources: EIA, ILSR, Deutsche Bank, UK Department of Energy & Climate Change; market value calculated at $2/watt average installed cost 8

Large and growing demand in all CBD markets Now the second - la r gest sou r c e o f ne w electrici t y gene r ating capaci t y i n th e U S . Installed c os t f alling rapidly , driving more growth CBD has deep experience in all solar sectors: – Residential – Commercial – Utility CBD solar customers today are expected to generate future revenue from: – sales of monitoring, and O&M services – add - on products and technologies as they become cost - effective, e.g., electricity storage W h y Solar? Sou r ces: G r een t ech Media Inc & Solar Ene r gy Indust r y Association 9

U S Solar - Residential Busines s Model: • D irect sales/contracted installer • Differentiated system branding (Westinghouse) & warranty • Stapled financing options • Initial markets: FL, NJ , MA & NY CBD Brings: • Completed initial sales • Lead generation team • Growing network of qualified i nstaller s • Proven s ystems • Strong brand identity Market Opportunity : • Very large, rapidly growing market • Early development stage with low penetration in most states • Favorable tax & regulatory structure • Parity or better pricing for consumers in increasing number of markets, e.g. in NY: – Typical retail rates: $0.35/kWh – Delivered power cost from a Westinghouse Solar system: <$0.14/kWh 10 Financia l Metrics Based on cur r ent mar k et in f ormation reported by Solar Energy Industry Association (SEIA) R evenue per kW installed $ 4,500 - $6 ,000 Install Ma r gin % 20% - 35% Selling costs % of r evenue * 6% - 10% Ave r age r esidential installation * Target range 3 – 6kW

U S Solar - Commercial/Utility Busines s Model: • Direct design & sales • Target projects 0.5 – 10MW • Project procurement & general contractor • Post - completion O&M • Opportunistic owner/operator CBD Brings (through GED acquisition*): • Seasoned U.S. management team • Deep industry relationships • Track record of 7.7 MW installed • Backlog of 3.6MW with prospect pipeline (not contracted) of more than 35MW Market Opportunity : • Very large, growing market • Highly fragmented • Still in development stage with limited penetration in most states • Favorable tax & regulatory structure • Plentiful financing for credit - worthy off - takers * CBD has entered into exclusive negotiations to acquire Green Earth Developers, LLC (“GED”), however, there is no guarantee that CBD will be successful in acquiring this business. 11 Financia l Metrics Representative of reported GED experience unless noted R evenue per kW (incl. available hardware procurement)* $ 1,700 - $2 , 500 Gross Margin 8% - 14 % Operating Margin (pre - tax) 6% - 10% * Representative system costs for small utility - scale projects per Solar Energy Industry Association (SEIA)

A ust r ali a Sola r CBD Brings: • Track Record – Ove r 17,00 0 s ys t em s installed – Ove r 70M W installe d • Satisfied Customers – 95% favorable feedback • Strong Brand – W estinghous e Sola r since 2013 • Efficient Structure – C ent r ali z e d sale s & a dminist r ation Market Opportunity: • High Retail Power Costs: A$0.24 - 38/kWh • Delivered power costs for CBD/Westinghouse Solar customers: A$12/kWh • Low Solar Penetration <15% • Government Renewable Energy Mandate – 20% by 2020 Busines s Model : • R esidential (direct sales/contract installers) • C omme r cial & Utility (direct design, sales & general contracting) Financing: • Typically customer funde d • Multiple finan c e option s available Financia l Metrics Based on CBD recent experience : R evenue per kW installed A $2,000 Install Ma r gin % 30% - 35% Selling costs % of r evenue * 6% - 10% Ave r age r esidential installation * Targeted range 3 K W 12

CB D Brings : • Highl y experien c e d management an d c ont r act s t eam • R elationship s wit h globa l r enewable ene r g y inves t o r s • Track record : developed 108MW (Taralga & Chatham Island projects ) • Developmen t pipelin e 250MW (~A$750 M c onstruction value) Market Oppo r tuni t y: • Aust r alia n Governmen t manda t ed ta r ge t o f 20 % r enewable s b y 2020 • ~9,000M W r equi r e d to meet target Australia Wind Busines s Model: • O ptio n undervalue d sites with permits • Optimi z e si t e s • Neg o tia t e : – lon g t er m P PA – t urbin e suppl y c ont r acts • Ar r ang e deb t & equi t y • Suppl y p r ojec t managemen t / O& M services Financia l Metrics T a r alga Wind Farm p r oject case s t ud y : CBD development costs incur r ed $4,000,000 CBD Development Fee p r ofit $15,000,000 R eturn on investment 375% within 18 months CBD equi t y o wne r ship 10% valued at $10.8m R etained P r oject management f ees $2.5 million 13

U K Solar Commercia l Busines s Model: • Design, b uil d an d ope r a t e c omme r cia l scale sola r p r ojects • Accumulate retained value • Selectively sell pools of projects to monetize retained value • Recycle capital to new projects Financing: • Cost - effective financing f r o m issuing medium - term mini - bond s • Long - term financing available for aggregated operational projects CB D Brings : • Local management with strong track record o f c onstructin g commercial - size sola r p r ojects (<1MW) • Robust p ipelin e – 1. 3 M W under c onstructio n wit h 3M W unde r optio n • Demonstrated capability as an issuer of mini - bonds Market Oppo r tuni t y : • Government ta r ge t * f o r sola r i s 20 G W b y 2020 - Supports attractive feed - in - tariff structure - Cur r entl y only 2.5 G W installed • Mini - bond market currently supports 100% financing of project construction and aggregation • Cost <7% per annum (excluding issuance costs) * UK renewable roadmap – published by Department of Energy and Climate Change Financia l Metrics Reflects CBD recent experience Cost to construct (per kW) A$2,154 NPV @ 6.5% discount * A$2,837 Retained value over construction cost A$682 32% * Based on independent valuation performed for CBD Conversion A$1.00 = £0.557 14

CB D Boa r d Ger r y McG o wan Executiv e Chairman & Managin g Di r ec t or - Experien c e d ent r ep r eneur - Founde d Aust r alia’ s fi r st lo w c os t airlin e – sol d t o Qanta s i n 2001 - Buil t & monetized nume r ous f r eigh t businesses CB D Management Richa r d Pillinger Chie f Financia l Offi c er Carl o Bot t o Executiv e Di r ec t or Willia m Mor r o Non - Executiv e Di r ec t or Todd Barl o w Non - Executiv e Di r ec t or Pa t L ennon Senio r Vi c e P r esident J ame s G r eer Senio r Vi c e P r esident Mar k Mac K enzie , PhD SV P Engineering - In t ernationa l experien c e i n audit & adviso r y - Ex t ensiv e publi c c ompa n y experien c e - Fello w o f th e Insti t u t e o f Cha r t e r e d Acc ountant s England & W ales . Bachelo r o f Scien c e Deg r e e i n P r oductio n & Ope r ations Management - W or k e d ex t ensivel y i n the utili t y sec t o r i n th e U S & Aust r alia - Expe r tis e i n Ris k Management, T r adin g & Pricing - Bachelo r o f Engineering & G r adua t e Diploma (Asse t Management) - 30 + y ea r s experien c e i n utili t y & powe r sec t o r i n U S , Aust r ali a & US - Ex t ensiv e experien c e i n business development - R esponsibl e f o r th e c onstructio n & ope r atio n o f multipl e win d f arms - Bachelo r deg r e e Mechanical Engineering , Business A dminist r atio n diploma , C e r tified C os t Engineer - Managin g Pa r tne r o f In t e r - American Group (an investmen t & adviso r y firm ) - 30 + y ea r s institutional and private equity experien c e - Past director of mo r e tha n 2 0 mid - market c ompa n y - Prior Chairman / CEO of various mid - market businesses - R esponsibl e f o r th e US development. - In t ernationa l experien c e i n China, UK, U S & Aust r alia. - Specialized in cross border transactions - Bachelo r o f Busines s & In t ernationa l T r ade and Asian Studies (Mandarin) - Managin g Di r ec t o r Pitt Capita l Pa r tne r s - Ex t ensiv e experien c e i n c orpo r a t e finan c e , M& A , investing , financial struc t urin g an d capita l r aising - $1 0 billion in transaction advisory experience - Bachelo r o f L aw - 20 + y ea r s experien c e i n electrical & c ont r o l engineering - Expe r tis e i n r enewabl e ene r g y - Pos t g r adua t e r esea r ch - Membe r o f Enginee r s Aust r alia (MI E Aust) - Bachelo r o f Scien c e - Doc t o r o f Philosop h y - Bachelo r o f Engineerin g (Electrical) Clas s 1 Hono r s 15 Governance & Execution

Management Alignment with Shareholders • Management & Directors have significant holdings of outstanding shares: 16 (Management & Director shares as of May 15 , 2014) Ownership Percentage Number of Shares Pre - Offering Post - Offering* Gerry McGowan (Chairman & Managing Director) 280,748 13.8% 8.6% Other Officers & Board Members 30,811 1.5 1.0% Total 311,559 15.3 9.6% • Management compensation incentives are tied to significant growth in revenue and EBITDA: Executive Incentive Compensation Targets (Amounts in millions) FY 2015 FY 2016 FY 2017 Revenue A$100 A$150 A$225 EBITDA * A$8.0 A$12.75 A$20.25 EBITDA Percentage Growth (year - over - year) 59% 59% * Assumes 1,200,000 million shares issued in the offering; percentages will differ if number of shares issued in the offering d iff ers from 1,200,000 * EBITDA means earnings before interest, taxes and depreciation

CB D Capital Structure D ive r sified sha r eholde r base with over 2,400 holders: 17 Ordinary Shares Pre - Offering Post - Offering* Outstanding 2,032,013 3,232,013 Issuable upon: Conversion of Convertible Notes 794,092 794,092 Exercise of Warrants and Options 380,712 380,712** Total 3,206,817 4,454,817 * Assumes 1,200,000 shares issued in the offering ** Excludes underwriter warrants to be issued in the offering (4% of shares offered) Debt Structure (as of December 31, 2013) 0.0 2.0 4.0 6.0 8.0 10.0 12.0 14.0 16.0 18.0 Affiliates of Washington H. Soul Pattinson Energy Bonds Other A$ millions 40% 47% 13% 15% 29% 56% Management & Directors Instutitional Holders Retail Holders

CB D Financial s a s o f Decembe r 2013 18 * Excludes discontinued operation ( Captech sold in August, 2013) Amounts in A$(000) As of December 31, 2013 Actual Pro - Forma* Pro - Forma (as adjusted)** Current assets 20,240 20,240 33,263 Non - current assets 22,760 22,760 22,760 Total Assets 43,000 43,000 56,023 Current liabilities 32,638 32,056 32,056 Non - current liabilities 13,275 13,275 13,275 Total liabilities 45,913 45,331 45,331 Shareholders’ equity (2,913) (2,331) 10,692 * on a pro forma basis to give effect to the issuance of ordinary shares from January 1, 2014 through and immediately prior to the offering ** on a pro forma as adjusted basis to give effect to ( i ) the share issuances described above and ( ii) the sale of the securities in this offering at the assumed public offering price of US$10.00 per share (the closing price on May 7, 2014), after deducting underwriting discounts and commission and other estimated offering expenses . Profit & Loss Accounts* 6 Months December 31, 2013 Revenues and other income 11,325 EBITDA (1,757) Loss after Tax (4,183)

Selected Corporate Milestones 2011 2012 2013 2014 U.S. (20 - F) Registration Statement Effective Constructed 1.4MW solar project in New Jersey Contracted and sold 5MW solar farm in Italy Consummated world - wide exclusive agreement to utilize the Westinghouse Solar Brand Successful $280M financing of Taralga wind farm Chatham Islands wind farm C ontracted to install solar in 22 UK schools Listed in the US (CBDNF) Implemented Global Enterprise Resource Planning System Entered non - binding agreement to purchase U.S. EPC company, Green Earth Developers, LLC Optioned Taralga wind farm 19 Constructed 8MW solar farm in Thailand Raised GBP7.5M through retail bond in UK

Dive r sifie d cas h fl o w s from sola r , win d & energy efficien c y • Clien t bas e : r esidential & c omme r cial • Geog r aphies : US A , U K & Aust r alia Seasoned & motiva t e d executive t ea m wit h demonst r a t e d track record of succes s Experience d i n project developmen t , t echnology optimi z ation , p r ojec t managemen t , ope r atio ns & main t enance • 17,000+ residential solar installations • Over 70 MW solar installed • Developed 107 MW wind farm CB D Ene r gy - Investmen t Highlights Exclusiv e w orld - wid e license for W estinghous e Sola r b r and, known for: – Heritage & longevity – Affordability & reliability – Well designed & innovative products Immediate Growth Initiatives: • United States – W estinghouse Sola r b r an d ed residential rollout – GED acquisition to add 7.7 MW installed commercial/utility capacity and backlog of 3.6MW • Australia – 48MW wind project with growth options • UK – 3 rd m ini - b on d t o enabl e acceleration of commercial p r oject ramp - up . 20

21 cbdenergy.com.au | westinghousesolar.com.au Contact Gerry McGowan James Greer Chairman SVP gerrymcgowan@cbdenergy.com.au james.greer@cbdenergy.com.au +1 646 300 1662 +1 917 714 4791